EXHIBIT 10.3

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) dated as of September 30, 2008, is by and between  OSIRIS THERAPEUTICS, INC. , a Delaware corporation (“ Seller ”), and  NUVASIVE, INC. , a Delaware corporation (“ Purchaser ”). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Asset Purchase Agreement, dated May 8, 2008, between Seller and Purchaser (the “ Agreement ”). Seller and Purchaser shall each be referred to herein as a “ Party ” and collectively as the “ Parties ..”

WHEREAS, pursuant to Section 9.3 of the Agreement, the Agreement may be amended by a written instrument signed by the parties to the Agreement; and

WHEREAS, the Board of Directors of each of the Parties view it to be advisable, desirable and in the best interests of the Parties to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments.

(a) Section 1.3 of the Agreement shall be amended by deleting in its entirety the second sentence thereof and inserting in its place the following:

“The consummation of the Manufacturing Asset Transfer (the “Manufacturing Closing”) shall be held as soon as reasonably practicable, but in no event prior to November 1, 2009, following the earlier to occur of (i) the termination of the Manufacturing Agreement by Purchaser pursuant to Section 7.1 of the Manufacturing Agreement, (ii) the expiration of the “Term” (as that term is defined in the Manufacturing Agreement) of the Manufacturing Agreement (the “ Manufacturing Closing Date ”); or (iii) Seller’s request to accelerate the Manufacturing Closing Date, provided that Seller has delivered to Purchaser between  ***  and *** cubic centimeters of Product.”

(b) Section 1.5(a)(i) of the Agreement shall be amended and restated in its entirety, as follows:

“(i) If at any time following the Technology Closing Date but at or prior to April 15, 2009, Seller shall have delivered to Purchaser an aggregate of 75,000 cubic centimeters of Product (the “ First Delivery Threshold ”) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “ First Milestone Payment “).”

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(c) Section 1.5(a)(ii) of the Agreement shall be amended and restated in its entirety, as follows:

“(ii) If at any time following the Technology Closing Date but prior to the Manufacturing Closing, Seller shall have delivered to Purchaser an aggregate of 180,000 cubic centimeters of Product (including, for avoidance of doubt, any Product delivered in satisfaction of the First Delivery Threshold) (the “ Second Delivery Threshold ”) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “ Second Milestone Payment ”).”

(d) Section 1.5(a)(iv) of the Agreement shall be amended and restated in its entirety, as follows:

“(iv) If prior to the Manufacturing Closing, Seller shall have delivered to Purchaser an aggregate of 205,000 cubic centimeters of Product (including, for avoidance of doubt, the Product delivered pursuant to the Second Delivery Threshold) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, at the Manufacturing Closing, Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “ Fourth Milestone Payment ”).”

(e) Section 4.11(e) of the Agreement shall be deleted in its entirety.

(f) A new sentence shall be added to the end of Section 8.1 to read as follows:

“Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify, defend and save harmless any Purchaser Indemnified Party from, against and in respect of any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of or related to the termination on or prior to December 31, 2008 of any Contract (including any amendment to any such Contract) listed on Schedule 2.9(c).”

2. No Further Amendment. Except to the extent expressly modified by this Amendment, all of the provisions of the Agreement shall remain in full force and effect, without modification or amendment and are ratified in all respects. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment.

3. Governing Law; General Provisions. This Amendment, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state, without regard to its rules regarding conflicts of law provisions.

4. Counterparts, Facsimile Execution. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument. The Parties need not sign the same counterpart.

[Signature Page to Follow]

IN WITNESS WHEREOF, Seller and Purchaser have each caused this Amendment to be executed by their respective duly authorized officers, all as of the date first above written.

SELLER:

OSIRIS THERAPEUTICS, INC.

By:	/s/ Philip R. Jacoby Jr.
Name:	Philip R. Jacoby Jr.
Title:	Vice President of Finance

PURCHASER:

NUVASIVE, INC.

By:	/s/ Alexis Lukianov
Name:	Alexis Lukianov
Title:	Chairman & CEO